Press Release

Investor Relations:
Patricia Aguirre
Hythiam, Inc.
(310) 444-4333
paguirre@hythiam.com

HYTHIAM ANNOUNCES SECOND QUARTER RESULTS

LOS ANGELES, CALIFORNIA — August 10, 2009 — Hythiam, Inc. (NASDAQ:HYTM) today announced financial results for the second quarter ended June 30, 2009, which include the consolidated results from Comprehensive Care Corporation (CompCare) through January 20, 2009, the disposition date.  As a result of the January 20, 2009 sale, the Company’s results treat CompCare as a Discontinued Operation.

"We continue to work toward securing final agreements with health plans and other third-party payors, and are looking forward to launching Catasys™ with customers,” said Rick Anderson, Hythiam’s President and COO.  “The contracting process has taken longer than anticipated, but we are expending significant effort to address complexities and complete final agreements.  In addition, we have continued to expand our sales pipeline as prospective customers are recognizing the cost impact of substance dependence on their populations.  We continue to refine our product offering and are prepared for anticipated implementations.  Based on the current level of interest in Catasys and given the overall market conditions and pressures, we expect additional adoption of Catasys in the coming quarters,” Anderson concluded.

CONSOLIDATED
The company reported a consolidated net loss of $4.9 million, or $0.09 per share for the second quarter of 2009. This compares with a 2008 second quarter consolidated net loss of $14.1 million, or $0.26 per share, which includes a $3.9 million net loss from discontinued operations, or $0.07 per share. The consolidated net loss for the six months ended June 30, 2009 amounted to $1.9 million, or $0.03 per share, which includes $10.4 million of income from discontinued operations, or $0.19 per share.

CONTINUING OPERATIONS
For the 2009 second quarter, the Company reported revenues of $371,000 from its continuing operations (healthcare services business), compared to revenues from continuing operations of $2.0 million during the comparable period last year.  The decrease in healthcare services revenues was primarily attributable to the difficult economy and the Company's decision to streamline operations by reducing operating costs and resources supporting private-pay to focus on managed care opportunities.  There were a total of 49 patients treated with the PROMETA® Treatment Program in the second quarter of 2009, compared to 246 patients treated in the second quarter of 2008. During the second quarter of 2009, there were 17 licensee sites contributing to revenues, versus 31 in the same period last year.

Loss from continuing operations for the 2009 second quarter was $4.9 million, or $0.09 per share, versus a loss of $10.2 million, or $0.19 per share, in the second quarter of 2008. Included in the 2009 second quarter loss were consolidated non-cash charges for depreciation, amortization and stock-based compensation expense of $1.6 million, compared to $2.5 million in non-cash charges in the same period in 2008. The loss for the 2009 second quarter also included a $28,000 “other-than-temporary” loss on auction-rate securities and a non-cash gain of $15,000 from the change in fair value of the Company's warrant liabilities. The loss from continuing operations for the 2008 second quarter also included a non-cash charge of $1.3 million from the change in fair value of the Company's warrant liability.

For the six months ended June 30, 2009, revenues for continuing operations were $1.1 million, compared to revenues of $4.0 million in the same period in 2008.  The decrease in healthcare services revenues was primarily attributable to the difficult economy and the Company's decision to streamline operations by reducing operating costs and resources supporting private-pay to focus on managed care opportunities.  Net loss from continuing operations for six months ended June 30, 2009 was $12.3 million, or $0.22 per share, compared to a net loss of $19.2 million, or $0.36 per share, for the six months ended June 30, 2008. The net loss for the six months ended June 30, 2009 included non-cash charges for depreciation, amortization and stock-based compensation expenses of $3.2 million, compared to $5.5 million for similar expenses in the same period in 2008. The net loss for the six months ended June 30, 2009 also included impairment charges of $1.1 million related to property, equipment and intangible assets and $160,000 related to “other-than-temporary” losses on auction rate securities, a $276,000 loss on extinguishment of debt and a non-cash gain of $84,000 from the change in fair value of the Company's warrant liabilities, compared to a non-cash gain of $955,000 from the change in fair value of the Company's warrant liabilities for the same period in 2008.

As of June 30, 2009, the Company had consolidated cash, cash equivalents, and marketable securities of approximately $3.0 million, excluding auction rate securities of $10.4 million.

In an effort to continue enhancing the Company’s ability to fund ongoing operations, management further reduced yearly operating expenses by an additional $4.5 million in the first and second quarters of 2009.   The Company will continue to monitor and reduce expenses as necessary, and is focused on signing new agreements with health plans for its Catasys offering.

About the PROMETA® Treatment Program
Hythiam's PROMETA Treatment Program is designed for use by health care providers seeking to treat individuals diagnosed with dependencies to alcohol, cocaine or methamphetamine, as well as combinations of these drugs.  The PROMETA Treatment Program includes nutritional supplements, FDA-approved oral and IV medications used off-label and separately administered in a unique dosing algorithm, as well as psychosocial or other recovery-oriented therapy chosen by the patient and his or her treatment provider.  As a result, PROMETA represents an innovative approach to managing alcohol, cocaine, or methamphetamine dependence that is designed to address physiological, nutritional, and psychosocial aspects of the disease, and is thereby intended to offer patients an opportunity to achieve sustained recovery.  To learn more, please visit www.prometainfo.com.

About Hythiam®
Hythiam, Inc. provides, through its Catasys™ offering, behavioral health management services to health plans, employers and unions through a network of licensed and company managed healthcare providers.  The Catasys substance dependence program is built around medical and psychosocial interventions, including the patented PROMETA® Treatment Program for alcoholism and stimulant dependence.  The PROMETA Treatment Program, which integrates behavioral, nutritional, and medical components, is also available on a private-pay basis through licensed treatment providers and company managed treatment centers.  Hythiam does not practice medicine or manufacture, distribute, or sell any medications and has no relationship with any manufacturers or distributors of medications used in the PROMETA Treatment Program.  For further information, please visit www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, lack of statistically significant formal research studies, the risk that substance dependence solutions might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by Hythiam, Inc. with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

HYTHIAM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)
(unaudited)

	June 30,	December 31,
	2009	2008

ASSETS

Cash and cash equivalents	$2,859	$9,756
Marketable securities, at fair value	10,529	146
Restricted cash	6	24
Receivables, net	321	654
Prepaids and other current assets	223	357
Current assets of discontinued operations	-	3,053
Total Current Assets	13,938	13,990

Marketable securities, at fair value	-	10,072
Property and equipment, net	1,300	2,625
Intangible assets, net	2,776	3,257
Deposits and other assets	215	318
Non-current assets of discontinued operations	-	1,604
Total Assets	$18,229	$31,866

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$2,364	$3,396
Accrued compensation and benefits	974	1,476
Accrued liabilities	1,673	2,082
Short-term debt	10,874	9,835
Current liabilities of discontinued operations	-	8,675
Total Current Liabilities	15,885	25,464

Warrant liabilities	72	156
Other long-term liabilities	246	208
Non-current liabilities of discontinued operations	-	4,930
Total Liabilities	16,203	30,758

Stockholders' equity	2,026	1,108

Total Liabilities and Stockholders' Equity	$18,229	$31,866

HYTHIAM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues
Healthcare services	$371	$2,031	$1,078	$4,037
Total revenues	371	2,031	1,078	4,037

Operating expenses
Cost of healthcare services	$161	$524	434	1,005
General and administrative expenses	4,526	8,961	10,129	20,115
Other Impairment	-	-	1,113	-
Research and development	-	915	-	2,273
Depreciation and amortization	302	446	706	909
Total operating expenses	$4,989	$10,846	$12,382	$24,302

Loss from operations	$(4,618)	$(8,815)	$(11,304)	$(20,265)

Non-operating income (expenses):
Interest & other income	77	196	123	625
Interest expense	(370)	(247)	(778)	(512)
Loss on extinguishment of debt	-	-	(276)	-
Other than temporary impairment of
marketable securities	(28)	-	(160)	-
Change in fair value of warrant liabilities	15	(1,312)	84	955

Loss from continuing operations before
provision for income taxes	$(4,924)	$(10,178)	$(12,311)	$(19,197)

Provision for income taxes	2	7	10	17
Loss from continuing operations	$(4,926)	$(10,185)	$(12,321)	$(19,214)

Discontinued Operations:
Results from discontinued operations,
net of tax	$-	$(3,908)	$10,449	$(5,590)

Net loss	$(4,926)	$(14,093)	$(1,872)	$(24,804)

Continuing operations	$(0.09)	$(0.19)	$(0.22)	$(0.36)
Discontinued operations	-	(0.07)	0.19	(0.10)
Net loss per share	$(0.09)	$(0.26)	$(0.03)	$(0.46)

Weighted number of shares outstanding
(basic and diluted)	55,155	54,440	55,115	54,403